Exhibit 99.1

iSun Announces Redemption of All Public Warrants

WILLISTON, VT, March 9, 2021 - iSun, Inc. (NASDAQ: ISUN) (“iSun” or the “Company”) a leading solar energy and clean mobility infrastructure innovator with 50 years of construction expertise for solar, electrical and data services, today announced that the Company will redeem all of its outstanding public warrants (the “Public Warrants”) to purchase shares of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”), that were issued under the Warrant Agreement, dated March 2, 2016, as amended  (the “Warrant Agreement”), by and between the Company (formerly Jensyn Acquisition Corporation and formerly The Peck Company Holdings, Inc. ) and Continental Stock Transfer & Trust Company, as Warrant Agent (the “Warrant Agent”), as part of the Units sold in the Company’s initial public offering (the “IPO”) and that remain outstanding at 6:30 p.m. New York City time on April 12, 2021 (the “Redemption Date”) for a redemption price of $0.01 per Public Warrant (the “Redemption Price”). Warrants to purchase Common Stock that were issued under the Warrant Agreement in a private placement simultaneously with the IPO and that are still held by the initial holders thereof or their permitted transferees are not subject to this redemption.

Each Public Warrant entitles the holder thereof to purchase one-half of one share of Common Stock for a purchase price of $5.75 per half share, subject to adjustment. Any Public Warrants that remain unexercised at 6:30 p.m. New York City time on the Redemption Date will be void and no longer exercisable and their holders will have no rights with respect to those Public Warrants, except to receive the Redemption Price or as otherwise described in this notice for holders who hold their Public Warrants in “street name.” The Company hereby informs you of its intention to irrevocably deposit with the Warrant Agent cash sufficient to pay the redemption price for all outstanding Public Warrants no later than one day prior to the Redemption Date.

Of the 4,194,500 Public Warrants outstanding from our combination with Jensyn Acquisition Corporation in June 2019 and that are available to exercise, 2,629,120 or 63% have been exercised to date and 1,565,380 or 37% remaining outstanding.

“The redemption of our warrants marks another critical step in the evolution of iSun as we work to further streamline our capital structure and enhance our cash position,” said Jeffrey Peck, iSun’s Chief Executive Officer. “With 63% of the public warrants having been exercised to date, the anticipated additional exercises will provide iSun with increased cash on the balance sheet to invest in both organic growth initiatives and to pursue M&A and investment opportunities in-line with our strategy to be an integrated provider of renewable energy as a service.”

None of the Company, its Board of Directors or officers has made or is making any representation or recommendation to any holder of the Public Warrants as to whether to exercise or refrain from exercising any Public Warrants.

The shares of Common Stock underlying the Public Warrants have been registered by the Company under the Securities Act of 1933, as amended, and are covered by a Registration Statement filed on Form S-1 with, and declared effective by, the Securities and Exchange Commission (Registration No. 333-208159). The SEC maintains an Internet website that contains a copy of this Registration Statement and Prospectus filed in connection therewith. The address of that site is www.sec.gov. Alternatively, a copy of the Prospectus from the iSun investor relations website may be obtained at https://investors.isunenergy.com.

Questions concerning exercise of redemption of the Public Warrants can be directed to Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, New York 10004, Attention: Compliance Department, telephone number (212) 509-4000.

No Offer or Solicitation

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any offer of any of the Company’s securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction

About iSun, Inc.

Headquartered in Williston, VT, iSun, Inc. (NASDAQ: ISUN) is a business rooted in values that align people, purpose, innovation and sustainability. Ranked by Solar Power World as one of the leading commercial solar contractors in the United States, iSun provides solar energy and clean mobility infrastructure to customers for projects from smart solar mobile phone and electric vehicle charging, up to multi-megawatt renewable energy solutions. iSun’s innovations were recognized this year by the Solar Impulse Foundation of Bertrand Piccard as one the globe’s Top 1000 Sustainability Solutions. As a winner, this award will result in the iSun solution being presented to hundreds of government entities around the world, including various municipal, state and federal agencies in the United States. Since entering the renewable energy market in 2012, iSun has installed over 200 megawatts of rooftop, ground mount and EV carport solar systems (equal to power required for 38,000 homes). We continue to focus on profitable growth opportunities. For more information, visit www.isunenergy.com

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about (i) iSun’s plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts; and (ii) other statements identified by words such as “expects” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “projects,” or words of similar meaning generally intended to identify forward-looking statements. These forward-looking statements are based upon the current beliefs and expectations of the respective management of iSun and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of iSun. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements because of possible uncertainties.

Investor Relations Contact:
Chase Jacobson
IR@isunenergy.com
802-264-2040